Exhibit 10.2
AMENDMENT NO. 1 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 1 to Financing and Security Agreement (this “Amendment”) shall be entered into on June 3, 2014, by and between Hipcricket, Inc. (“Client”), a Delaware corporation, and Fast Pay Partners LLC (“FastPay”), a Delaware limited liability company.

RECITALS

WHEREAS, the Client and FastPay are entering into that certain Financing and Security Agreement dated as of June 2, 2014 (the “Agreement”); and

WHEREAS, the Client and FastPay deem it desirable and necessary to supplement and modify certain terms and provisions to the Agreement by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The General Rates and Fees box on page 1 of the Agreement is hereby amended by deleting each of clause (c), (e) and (h) therein in their entirety and replacing such clauses with the following:

“(c) Minimum Invoice Size: $0.”

“(e) Additional Factoring Fee: Collectively: (i) 1.25% prorated daily on the gross value of the Invoiced amount outstanding, commencing on day 30 and ending on day 89 and (ii) 1.75% prorated daily on the gross value of the Invoiced amount outstanding, commencing on day 90 and thereafter.”

“(h) Closing Fee: $22,000.”

2.	Section 1 of the Agreement is hereby amended by adding the following new Section 1.1.9 therein immediately following the existing Section 1.1.8:

“1.1.9. Conditions Precedent for Purchase of Seller’s Accounts.  No purchase of any Seller’s Accounts by Purchaser shall occur until each of the following conditions precedent has been satisfied as determined in the sole discretion of Purchaser:

(a)
Seller shall have delivered to Purchaser, in form and substance acceptable to Purchaser in its sole discretion, fully-executed third-party control agreements with respect to Seller’s lockbox and deposit accounts, as applicable; and

(b)
Seller shall have delivered to Purchaser, in form and substance acceptable to Purchaser in its sole discretion, a fully executed and compiled secretary’s certificate with accompanying certified board resolutions, Delaware certificate of good standing, bylaws, articles of incorporation, and incumbency certificate of Seller.”

3.
Section 5.1 of the Agreement is hereby amended by adding the following new sentence to the end of such section: “The monthly fees owed by Seller under this Section 5.1 shall not be less than, and always subject to, the Minimum Monthly Fee.”

4.	Section 5.3 of the Agreement is hereby amended by deleting the last sentence of such section in its entirety and replacing such sentence with the following:

“Seller shall be required to pay Purchaser’s out-of-pocket expenses for any audits conducted by Purchaser or its designee as necessary (as determined by Purchaser in its sole discretion), including but not limited to an audit conducted within 60 days of the date hereof.”

5.	Sections 29, 30, and 31 of the Agreement shall be incorporated herein mutatis mutandis.

6.	Section 36 of the Agreement is hereby amended by deleting clause (w) therein in its entirety and replacing such clause with the following:

“(w) “Minimum Monthly Fee” – beginning on July 1, 2014 and for each calendar month thereafter, $12,500.”

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

CLIENT:
HIPCRICKET, INC.
/s/ Thomas Virgin
Name: Thomas Virgin
Title:  CFO

FASTPAY:
FAST PAY PARTNERS LLC
/s/ Jed Simon
Name: Jed Simon
Title:  Founder and CEO